UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 14, 2016

Date of Report (Date of earliest event reported)

WRAPmail, Inc.

(Exact name of registrant as specified in its charter)

Florida	____333-208293_______	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-205-4751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 14, 2016, WRAPmail, Inc (“WRAP”) entered into an agreement with IDL Global (“IDL”). Pursuant to the agreement, IDL will act as an agent for marketing or licensing of intellectual properties, patents, and technology owned by WRAP. IDL shall receive 10% of the value of the transaction introduced by IDL and completed by WRAP for white label projects, 11% for strategic alliances, 7.5% for mergers and acquisitions, 10% for licensing, and 10% for IP and patent transactions. Royalties made be paid as agreed by the parties.

The agreement is set to last two (2) years from the Effective Date. Unless a party delivers written notice of non-renewal to the other party at least sixty (60) days before the end of the current term, the agreement shall renew automatically each year for an additional two (2) year term.

On November 17, 2016, the Company entered into an agreement with Palladium Capital Advisors, LLC, whereby the Company engaged Palladium as its non-exclusive placement agent to sell the Company’s common shares and warrants offered pursuant to the Company’s S-1 registration statement, declared effective August 3, 2016. The shares will be sold on a best efforts basis. The term of the agreement is one year.

For its efforts, Palladium will receive 10% of the amount received by the Company from investors placed by Palladium and warrants to purchase 9% of the shares placed by Palladium. Palladium will receive 3% in stock and 3% in shares of any merger or reorganization transaction. Fees will be payable for any applicable transaction occurring during the term of the agreement or during the period 24 months thereafter.

In addition, the Company has agreed to indemnify Palladium for claims relating to its work for the Company. The parties have also agreed to settle disputes relating to the agreement through arbitration. The agreement otherwise contains standard representations and warranties. It should be noted that the agreement is dated October 6, 2016, but was not fully executed until November 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRAPmail, INC.

Date: November 23, 2016	By:	/s/ Marco Alfonsi Marco Alfonsi, CEO